EXHIBIT 99.1

CANO PETROLEUM ANNOUNCES DELAYED FILING OF 2011 ANNUAL REPORT

IRVING, Texas—(BUSINESS WIRE)—On October 13, 2011, Cano Petroleum, Inc. (NYSE Amex: CFW) (“Cano”) announced that it is unable to file its annual report on Form 10-K for the year ended June 30, 2011 within the 15 day extended period afforded to it pursuant to the Notification of Late Filing on Form 12b-25 that Cano filed with the Securities and Exchange Commission on September 29, 2011.  Cano is delayed in filing its annual report because revisions to its estimated proved reserves, along with the associated impairment and tax consequences, require additional time for Cano to prepare and review the filing.

Cano anticipates that it will file its Form 10-K on or before Wednesday, October 19, 2011.

Cano anticipates, on an unaudited basis, to incur a loss from continuing operations before income taxes of approximately $204.6 million for the year ended June 30, 2011 compared to a loss from continuing operations before income taxes of $20.1 million for the year ended June 30, 2010.  The significant change results primarily from an impairment of estimated proved reserves of approximately $172.9 million, which the Company anticipates recording upon the completion of its review of the financial statements.

Proved Undeveloped Reserves and Proved Developed Non-Producing Reserves

The Company anticipates reporting that as of June 30, 2011, it does not have reportable estimated proved undeveloped reserves or estimated proved developed non-producing reserves.  This is a decrease of approximately 34.2 million barrels of oil equivalent from the estimated proved undeveloped reserves and a decrease of approximately 2.3 million barrels of oil equivalent from estimated proved developed non-producing reserves reported by the Company as of June 30, 2010.

These decreases primarily are the result of the application of the requirements of the SEC’s amended Rule 4-10 of Regulation S-X.   Among other things, guidance for Rule 4-10 of Regulation S-X for the reporting of estimated proved undeveloped reserves requires that a company must have adopted a development plan and have made a final investment decision for the development of such reserves.  The mere intent to develop is not sufficient for reporting estimated proved undeveloped reserves.  For all reserves, Rule 4-10 of Regulation S-X requires that there must exist, or there must be a reasonable expectation that there will exist, the financing required to implement the development projects.  Due to the Company’s current financial constraints, including continued losses, defaults under its loan agreements and Seried D Preferred Stock agreement, no available borrowing capacity, constrained cash flow, negative working capital, and limited to no other capital availability, the Company does not have a reasonable expectation that it can obtain the financing required to implement these projects within a reasonable time, even though the Company believes these projects, in and of themselves, remain technically feasible and economically attractive.  Therefore, the Company anticipates recording the aforementioned impairment to its reserves.

Proved Developed Producing Reserves

The Company expects to report estimated proved developed producing reserves as of June 30, 2011 of approximately 4.3 million barrels of oil equivalent, a decrease of approximately 1.7 million barrels of oil equivalent from the 6.0 million barrels of oil equivalent reported by the Company as of June 30, 2010.  This anticipated reduction primarily results from production of approximately 0.3 million barrels of oil equivalent for the year ended June 30, 2011 and an estimated reserve reduction of approximately 1.4 million barrels of oil equivalent due to reserve revisions that the Company believes will be principally the result of lower rates of production performance than previously forecast in the Company’s reserve report dated June 30, 2010.

Summary Results of Operations (UNAUDITED)

The following table summarizes the Company’s current estimates of key items of comparison and their related increase (decrease) for the fiscal years ended June 30, 2011 and 2010.

	Years Ended June 30,		Increase
(in thousands)	2011	2010	(Decrease)

Oil and gas sales	$26,127	$22,849	$3,278
Production expenses:
Lease operating	12,725	20,744	(8,019)
Taxes other than income	2,069	1,856	213
General and administrative:
General and administrative	7,338	10,775	(3,437)
Stock-based compensation	(579)	1,043	(1,622)
Depletion & Depreciation	19,849	4,978	14,871
Accretion	338	287	51
Impairment	172,890	283	172,607
Interest expense and other	16,089	2,941	13,148
Loss from Continuing Operations	(204,591)	(20,058)	(184,533)
Deferred tax benefit	18,975	6,462	12,513
Income from discontinued operations	0	2,057	(2,057)
Preferred stock dividend	(3,145)	(1,829)	(1,316)
Net income (loss)	$(188,761)	$(13,368)	$(175,393)

Total Assets	$65,437	$259,388	$(193,951)
Total Liabilities	$118,717	$96,805	$21,912
Temporary Equity: Series D convertible preferred stock	0	26,518	(26,518)
Stockholders’ Equity (Deficit)	$(53,280)	$136,065	$(189,345)

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the NYSE Amex under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Forward Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Cano intends that all such statements be subject to the “safe-harbor” provisions of those Acts.  Many important risks, factors and conditions may cause Cano’s actual results to differ materially from those discussed in any such forward-looking statement.  These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the Cano’s filings with the Securities and Exchange Commission.  The historical results achieved by Cano are not necessarily indicative of its future prospects.  Cano undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Cano Petroleum, Inc.

James R. Latimer, III, 214-687-0030

Chief Executive Officer

INFO@canopetro.com